EXHIBIT 12

        STATEMENT OF COMPUTATION OF RATIOS OF EARNINGS TO FIXED CHARGES
                    (Amounts in thousands except ratio data)

                        YTD            YTD            YTD            YTD            YTD
                     31-DEC-96      31-DEC-95      31-DEC-94      31-DEC-93      31-DEC-92
                     ---------      ---------      ---------      ---------      ---------
Net Income            68,539         51,329         25,905         53,711         50,186

Plus REIT
Transaction
Related Costs           --             --           28,198           --              --

Plus Fixed Charges    26,947         16,237          3,428          1,257          1,401
                      ------         ------         ------         ------         ------
                      95,486         67,566         57,531         54,968         51,587

Divided by Fixed
Charges               26,947         16,237          3,428          1,257          1,401

Ratio of Earnings
to Fixed Charges        3.54           4.16          16.78          43.73          36.82